FOR IMMEDIATE RELEASE

Investor Contacts: Richard T. Schumacher, President & CEO, Richard P. Thomley, Acting Chief Financial Officer	(508) 230-1828 (T)

Pressure BioSciences, Inc. Discusses Record Third Quarter Revenue,
Strong Fourth Quarter Guidance, Significant Progress on New Instrument Systems,
and Expectation to Pay-Off All Outstanding Convertible Notes
at the SeeThruEquity Financial Conference
South Easton, MA, November 18, 2013 -- Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”) today announced that Mr. Richard T. Schumacher, the Company’s President and CEO, presented a business and financial update on the Company at the November 12th SeeThruEquity Investor Conference in New York City.

Among the topics discussed by Mr. Schumacher were:

●	the Company’s all-time record quarterly revenue, as reported in the fiscal 2013 third quarter;
●	revenue and earnings guidance for the fourth quarter of fiscal 2013 to date (Mr. Schumacher disclosed that the Company’s product revenue through the first five weeks of its current fiscal fourth quarter has already surpassed product revenue for the entire fourth quarter of fiscal 2012).
●	the significant progress made by the Company in the development of its Barocycler HUB880 and the Barocycler High Throughput (microwell) pressure cycling technology (“PCT”)-based instrument systems, and the expectation for the products’ Q1 2014 and Q2 2014 commercial releases, respectively.
●	the expectation for the Company to repay all outstanding convertible notes prior to maturity.

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “We believe that our financial condition will be materially better by years’ end than it has been for several years, due to the expected repayment of all convertible notes currently outstanding, combined with expected strong F2013 Q4 operating results, new debt under more favorable terms, and an anticipated fiscally-responsible equity infusion.”

Mr. Schumacher continued, “With the expected launch of two new instrument systems during the first half of next year, both of which are expected to add significantly to 2014 revenue, and our continued vigilance in keeping expenses in check, we believe our financial health will only get stronger going forward.”

Mr. Douglas Rogers, Managing Director and Head of the Capital Markets Advisory Group of Merriman Capital, Inc. said: “We are very impressed with the progress that the PBI Team has made in 2013, much of which we have observed first-hand as PBI is an advisory client of ours.  During this time, they seem to have successfully reached a number of management’s key milestones, including record quarterly revenue and an apparent breakthrough in their patented pressure cycling technology (“PCT”) platform.  We believe the PCT platform could be one of the most compelling new technology platforms we have seen in the space, and we will continue to help support management and the Company as it seeks to leverage its recent performance.”

A link to a webcast of Mr. Schumacher’s presentation can be found below and on the home page of the Company’s website. http://wsw.com/webcast/seethru5/pbio

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”).  PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market.  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions.  PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," estimates," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. In evaluating these statements, you should specifically consider various factors. Actual events or results may differ materially. These and other factors may cause our actual results to differ materially from any forward-looking statement. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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